MERRILL LYNCH CORPORATE BOND FUND, INC.

HIGH INCOME PORTFOLIO

SERIES NO. 1

FILE # 811-2857

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
01/05/01	Charter Communications 10.75% 10/01/09	$10,000,000.	$2,075,000,000.	Morgan Stanley
01/10/01	Tembec Inc 8.50% 02/01/11	$3,600,000.	$250,000,000.	Goldman Sachs
		$	$
		$	$